UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 23, 2013

PARKE BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-51338	65-1241959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Delsea Drive, Washington Township, New Jersey	08080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 256-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

PARKE BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.02.  Unregistered Sales of Equity Securities

On December 23, 2013, Parke Bancorp, Inc. (the “Company”) issued a press release announcing the sale of 20,000 shares of newly designated 6.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series B (“Series B Preferred Stock”), in a private placement for an aggregate offering price of $20,000,000.  The Series B Preferred Stock was sold by the Company with the assistance of Boenning & Scattergood, Inc., as placement agent, on a best efforts basis.  After expenses, the Company’s estimated net proceeds from the private placement are approximately $18.6 million.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Subject to the limits set forth in the following sentences of this paragraph, each holder of the Series B Preferred Stock has the right to convert all or a portion of such holder’s Series B Preferred Stock into shares of the Company’s common stock at the applicable conversion rate and conversion price (each subject to certain adjustments), as described in the Certificate of Amendment to the Certificate of Incorporation of the Company (the “Certificate of Amendment”).  Until the Company obtains shareholder approval, the Series B Preferred Stock cannot be converted into more than 19.9% of the total voting power of the Company’s securities immediately preceding the issuance of the Series B Preferred Stock.  Until shareholder approval is obtained, no holder of Series B Preferred Stock will be permitted to convert more than such holder’s pro rata amount of such total determined based upon such holder’s percentage ownership of the aggregate principal amount of the Series B Preferred Stock. In connection with obtaining such approval, the directors of the Company entered into a voting agreement with Boenning agreeing to vote their shares in favor of the private placement when it is presented to shareholders. A form of voting agreement is attached as Exhibit 10.1 hereto.  In addition, subject to the prior receipt of shareholder approval, on or after the fifth anniversary of the date of issuance of the Series B Preferred Stock, the Company may cause some or all of the Series B Preferred Stock to be converted into shares of the Company’s common stock at the then applicable conversion rate, subject to certain limitations as set forth in the Certificate of Amendment.  The Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

The Series B Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and in compliance with Rule 506 promulgated thereunder.  The Series B Preferred Stock was sold solely to accredited investors and no shares of Series B Preferred Stock or any shares of common stock into which it may be converted may be resold for a period of at least six months from the date of issue without registration or an exemption therefrom.

Item 3.03.  Material Modification to Rights of Security Holders

In connection with the issuance on December 23, 2013 of the Series B Preferred Stock, pursuant to the Certificate of Amendment, the ability of the Company to declare or pay dividends or distributions on its Subordinated Junior Stock (as defined below), or repurchase, redeem or otherwise acquire for consideration, shares of its Subordinated Junior Stock and Parity Stock (as defined below), will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series B Preferred Stock. Further information regarding these restrictions is set forth in the Certificate of Amendment, which is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

As defined in the Certificate of Amendment, “Subordinated Junior Stock” means the common stock and any other class or series of stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.  “Parity Stock” means any class or series of stock of the Company (other than Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series B Preferred Stock as to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

The information set forth under “Item 3.02 Unregistered Sales of Equity Securities” regarding the conversion of the Series B Preferred Stock into shares of the Company’s common stock is incorporated by reference into this Item 3.03.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the offering and sale of the Series B Preferred Stock, the Company filed the Certificate of Amendment with the New Jersey Department of the Treasury for the purpose of amending its Certificate of Incorporation to fix the designations, preferences, limitations and relative rights of the Series B Preferred Stock.  The Series B Preferred Stock has a liquidation preference of $1,000 per share.  The Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Amendment for the 6.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series B
4.1	Form of Certificate for the Series B Preferred Stock
10.1	Form of Voting Agreement
99.1	Press release dated December 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKE BANCORP, INC.
Date: December 24, 2013	By:	/s/ Vito S. Pantilione
Vito S. Pantilione President and Chief Executive Officer